Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 3, 2025, by and among SC Capital II Sponsor LLC, Nukkleus Defense Technologies, Inc., Nukkleus Inc. and Menachem Shalom (together, the “Parties”).

Each Party hereto represents to the other Parties that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of SC II Acquisition Corp, as of December 3, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: December 3, 2025	SC Capital II Sponsor LLC

By: Nukkleus Defense Technologies, Inc.,
Its Managing Member

	By:	/s/ Menachem Shalom
Menachem Shalom, Chief Executive Officer

Date: December 3, 2025	NUKKLEUS DEFENSE TECHNOLOGIES, INC.

	By:	/s/ Menachem Shalom
Menachem Shalom, Chief Executive Officer

Date: December 3, 2025	NUKKLEUS INC.

	By:	/s/ Menachem Shalom
Menachem Shalom, Chief Executive Officer

Date: December 3, 2025	MENACHEM SHALOM

/s/ Menachem Shalom
Menachem Shalom